Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Accelerates Aircraft Retirements

Board Increases Quarterly Dividend

MEMPHIS, Tenn., June 3, 2013 … FedEx Corp. (NYSE: FDX) announced today it had permanently retired or will accelerate the retirement of 86 aircraft and 308 related engines as it continues to modernize its aircraft fleet and improve the global network of FedEx Express.

The permanent retirement of aircraft and related engines announced today includes:

•	Two A310-200 aircraft and four related engines;

•	Three A310-300 aircraft and two related engines; and

•	Five MD10-10 aircraft and 15 related engines.

The impact of retiring these aircraft, engines and parts resulted in an impairment charge of $100 million recorded in May 2013.

In addition, FedEx will accelerate by several years the retirement of:

•	47 MD10-10 aircraft and 172 related engines;

•	13 MD10-30 aircraft and 55 related engines; and

•	16 A310-200 aircraft and 60 related engines.

As of July 1, 2013, FedEx Express will complete the final retirement of the B727-200 fleet.

“We are modernizing our aircraft fleet by retiring older, less-efficient, and less-reliable aircraft and replacing them with modern aircraft to build a fleet with higher reliability and better cost efficiency,” said David J. Bronczek, president and chief executive officer of FedEx Express. “With the planned acquisition of new aircraft and projected slower economic growth than previously forecast, FedEx Express is lowering maintenance costs by aggressively parking and retiring aircraft.”

The impact of accelerating the retirement of aircraft will result in additional year-over-year depreciation expense of $74 million in FY14.

FedEx Express Aircraft Fleet Facts

•	As of Feb. 28, 2013, FedEx Express’s fleet totaled 660 aircraft, including 368 jet aircraft.

•	During the four quarters ended Feb. 28, 2013, FedEx Express spent $3.8 billion on 1.2 billion gallons of jet fuel.

•	The B757 is significantly more fuel efficient per pound of payload and has 20% additional payload capacity than the B727 it replaces.

•	The B767 will provide similar capacity as the MD10s, with improved reliability, an approximate 30% increase in fuel efficiency and a minimum of a 20% reduction in unit operating costs.

•	The B767 shares spare parts, tooling and flight simulators with the B757.

Dividend Declaration

The Board of Directors today declared a quarterly cash dividend of $0.15 per share on FedEx Corporation common stock, an increase of $0.01 per share over the previous dividend payment. The dividend is payable on July 1, 2013 to stockholders of record at the close of business on June 17, 2013. FedEx remains committed to paying higher dividends to shareowners in years to come.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $44 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 300,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com

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